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                                                                    Exhibit 99.1


         Company Contact:
         NORLAND MEDICAL SYSTEMS, INC.
         Kurt Streams - Vice President, Finance
         914-694-2285

                          NORLAND MEDICAL SYSTEMS, INC.
                                    ANNOUNCES
                          $4.31 MILLION DEBT REDUCTION
                           AND ISO 9001 CERTIFICATION

WHITE PLAINS, NY, APRIL 5, 1999 -- NORLAND MEDICAL SYSTEMS, INC. (OTCBB: NRLD) announced today that it had reduced its debt by $4.31 million. The Company also announced that the manufacturing facility of its Norland Corporation subsidiary received ISO 9001 certification from the European Community.

The Company exercised its right to pay down $4.31 million of the remaining debt incurred in connection with the 1997 acquisition of Norland Corporation from Norland Medical Systems B.V. ("NMS BV") by the issuance of restricted shares of the Company's Common Stock. The effect of this action is to reduce the Company's outstanding debt to $1.25 million from $5.56 million balance at December 31, 1998. The Company will issue 11,122,580 shares of Company Common Stock in payment of $4.31 million of principal of the promissory note issued by the Company to NMS BV. Through their interests in NMS BV, certain members of management and major stockholders of the Company have significantly increased their stake in the Company. Issuance of a portion of the new restricted shares is subject to shareholder approval of an increase in the amount of the Company's authorized Common Stock to be proposed at the upcoming 1999 annual meeting.

With respect to the ongoing litigation related to the Norland Corporation acquisition, the Company also noted that, as disclosed in its recently filed Form 10-K annual report, on March 18, 1999 the Delaware Court of Chancery approved the settlement of this litigation on the terms previously announced.

The Company's previously high debt level and the existence of unresolved litigation have had a seriously negative impact on the Company's sales efforts. Reynald G. Bonmati, Chairman and President of the Company stated, "We are pleased to have significantly improved the financial strength of Norland by reducing its debt load and resolving the litigation over the Norland Corporation acquisition. We hope that these actions along with growing sales of our Excell(TM) bone densitometer, the first DXA-based table scanner priced below $30,000, demonstrate that Norland is executing its plan to bring access to bone densitometry to the millions of women having undiagnosed osteoporosis. I am pleased to announce that with the latest equity increase, I and certain other major stockholders have significantly increased our stake in the Company, demonstrating our confidence in Norland."

The Company also announced that its Fort Atkinson, Wisconsin-manufacturing facility has received ISO 9001 certification from the European Community. The certification was granted after a comprehensive audit of the Company's facilities and processes. "We have always taken great pride in the quality of our products including our leadership in DXA scanners," said Mr. Bonmati. "ISO 9001 provides independent confirmation of our high quality standards."

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Norland Medical Systems, Inc. develops, manufactures, sells and services a wide range of bone densitometers used to assess bone mineral content and density, one of several factors used by physicians to aid in the diagnosis and monitoring of bone disorders, particularly osteoporosis. Osteoporosis progresses as a symptomless disease characterized by bone loss and deterioration of the skeleton, leading to bone fragility and increased risk of fractures. According to the National Osteoporosis Foundation, 28 million Americans, 80% of who are women, are affected by osteoporosis, and left unchecked, that number is predicted to increase to 41 million by 2015. Driven by the availability of new treatments for bone-related disorders, Norland is focusing on bringing affordable, state-of-the-art diagnostic technology directly into the physician's office in order to address a number of women's healthcare problems. The Company also has rights to distribute medical diagnostic products developed by Stratec Medizintechnik GmbH.

 "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Nothing in this release should be viewed as suggesting the existence of any trend or projection of any future trend with respect to any matter referred to herein, including but not limited to Excell(TM) DXA or other sales and any impact of the Company's debt reduction, settlement of the litigation over the acquisition of Norland Corporation or receipt of ISO 9001 certification. The statements which are not historical facts contained in this release are forward looking statements that involve risk and uncertainties, including, but not limited to, the results of research and development efforts, the development, approval and acceptance of new therapies for osteoporosis and other bone disorders, changes in government and third party reimbursement programs, the effect of regulation by the United States Food and Drug Administration (FDA) and other agencies, the impact of competitive products, product development, commercialization and technological changes and difficulties, the results of financing efforts, the effect of the Company's accounting policies, and other risks detailed in the Company's Form 10-K for 1998 and other Securities and Exchange Commission filings.

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